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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.


                                           SEC File Number :      000-15508
                                                            --------------------


                        HAWAII NATIONAL BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)


                  45 NORTH KING STREET, HONOLULU, HAWAII 96817
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         $200.00 PAR VALUE COMMON STOCK
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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(i)    [ ]
           Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)   [ ]       Rule 12h-3(b)(2)(ii)   [ ]
                                  [ ]       Rule 15d-6             [ ]

        Approximate number of holders of record as of the certification or notice date: 100


        Pursuant to the requirements of the Securities Exchange Act of 1934 Hawaii National Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date September 1, 1999                 By:    /s/ Ernest T. Murata
    --------------------                   -------------------------------------
                                       Ernest T. Murata, Vice President,
                                       Treasurer and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.